UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 1, 2006
AMIS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-50397	51-0309588
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 BUCKSKIN ROAD, POCATELLO, IDAHO	83201
(Address of Principal Executive Offices)	(Zip Code)
(208) 233-4690
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
AMIS Holdings, Inc. (the “Company”), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, entered into a compensation arrangement with Ted L. Tewskbury III, the Company’s new President and Chief Operating Officer, on August 1, 2006.
Dr. Tewksbury’s annual base salary was set at $350,000. In addition, Dr. Tewksbury was awarded $200,000, net of taxes, as a one-time sign-on bonus. Dr. Tewksbury will be eligible for an annual bonus at a target rate of 80% of his annual base salary on the attainment of annual performance goals to be approved by the Board of Directors, with $140,000 of this bonus guaranteed for the 2006 calendar year.
At the next regularly scheduled Compensation Committee meeting, the Company will recommend that the Compensation Committee approve the grant to Dr. Tewksbury of an option to purchase 350,000 shares of the Company’s common stock at an exercise price equal to the fair market value of a share of the common stock on the grant date, which will have a 7-year term and will vest and become exercisable with respect to 1/4 of the shares on the first anniversary of Dr. Tewksbury’s start date and with respect to 1/48 of the shares each month after that date. Dr. Tewksbury will be eligible to receive additional options at the discretion of the Compensation Committee based on his performance and market competitiveness. In addition, the Company will recommend that the Compensation Committee approve the grant to Dr. Tewksbury of 15,000 time-vesting restricted stock units, which will vest and become payable one-third of the shares on the first anniversary of his start date, provided that he remains an employee of or consultant to the Company at such date, and one-third of the shares on each of the first and second anniversaries of that date, provided that he remains an employee of or consultant to the Company at each such date.
The arrangement also includes certain terms relating to change of control agreement. In the event that Dr. Tewksbury’s employment with the Company is involuntarily terminated, other than for cause or by reason of the executive’s death or disability, within ninety days prior to or two years after a change of control, the Company shall pay to him the following benefits:
•	a lump sum payment in cash equal to the value of his earned but unpaid annual base salary and other vested but unpaid cash entitlements through the termination date;
•	any other vested benefits earned through the termination date under any employee benefit plan or arrangement maintained by the Company;
•	a cash payment in an amount equal to the sum of the executive’s then-current annual base salary and then-current target bonus;
•	a cash payment in an amount equal to the cost to the executive to purchase COBRA benefits for the eighteen month period after the termination.
In addition, one-half of the executive’s then-outstanding equity awards will accelerate and become fully vested.
Should the executive remain in the employ of the Company as of the day prior to the effective date of the change of control, the Company will also pay the executive a cash payment equal to three-twelfths of the executive’s annual base salary in effect immediately prior to the change of control.
In addition, the Company agreed to pay Dr. Tewksbury’s relocation expenses in connection with his move from Boston, MA to Pocatello, ID in accordance with the Company’s established relocation terms and conditions.
Dr. Tewksbury is also eligible for the various company benefit plans. These include a group insurance program which consists of a hospital, surgical, major medical, life, dependent life, accidental death insurance and dental plan, an annual executive physical, in addition to AMIS’ 401(k) Investment Plan.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
AMIS Holdings, Inc. (the “Company”), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today announced that the Company has hired Ted L. Tewskbury III, 49, to serve as its President and Chief Operating Officer. The Company’s Board approved Dr. Tewskbury appointment to these positions on August 29, 2006, and these appointments and Dr. Tewskbury’s employment with the Company will commence effective September 4, 2006.
Dr. Tewksbury was general manager and managing director of Maxim Integrated Products, Inc. from February 2000 to August 2006. Maxim Integrated Products is a $1.8 billion international supplier of analog and mixed-signal products. While there, Dr. Tewksbury oversaw 11 product lines and established the company’s high-speed data converter and high-performance RF businesses. Dr. Tewksbury obtained his bachelors, masters and doctorate degrees from the Massachusetts Institute of Technology.
The Company hereby incorporates by reference the disclosure provided under Item 1.01 of this Current Report on Form 8-K.
ITEM 7.01 REGULATION FD DISCLOSURE
The Company issued a press release announcing Dr. Tewksbury’s appointment, a copy of which is filed as an exhibit to this Current Report on Form 8-K.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits

Exhibit No.	Description

99.1	Press Release Dated August 29, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMIS HOLDINGS, INC.
Date: August 29, 2006
	By:	/s/ David A. Henry
	Name:	David A. Henry
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release Dated August 29, 2006